EXHIBIT 16.1

De Joya Griffith, LLC

Certified Public Accountants and Consultants

October 23, 2015

SECURITIES AND EXCHANGE COMMISSION

Division of Corporate Finance

100 F Street, N.E., Mail Stop 7010

Washington, DC 20549

Re: JV Group, Inc. (the "Company")

Form 8K, Item 4.01 (the "Report")

Gentlemen:

We have reviewed the above referenced Report filed by the Company.  We do not disagree with the statements made by the Company in the Report and authorize the Company to file a copy of this letter as an exhibit to the Report.

_/s/ De Joya Griffith, LLC_________

De Joya Griffith, LLC

De Joya Griffith, LLC ● 2580 Anthem Village Dr. ● Henderson, NV ● 89052

Telephone (702) 563-1600 ● Facsimile (702) 920-8049

 www.dejoyagriffith.com